FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Cormac Glynn, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions of America Enters Into Letter of Intent to Acquire Leader in Residential Granite Supply and Installation

Acquisition to be Immediately Accretive; Cornerstone Building and Remodeling Has National Presence with Fortune
100 Customers such as Home Depot and Lowe's Companies

Dallas, Texas, February 16, 2005 - (PRNewswire) - Home Solutions of America, Inc. (Amex: HOM), a niche provider of specialty residential services, announced today that it has signed a letter of intent to acquire Cornerstone Building and Remodeling, Inc. (dba: Cornerstone Granite & Marble or "Cornerstone"). The purchase price is $12 million, payable via a combination of cash, seller's note, and newly issued restricted common stock. Cornerstone Building and Remodeling, Inc., based in Ft. Myers, Florida, generated $12million in revenue and EBITDA of $2.4 million over the past 12 months. Cornerstone will be a wholly owned subsidiary of Home Solutions.  The acquisition is expected to be immediately accretive. The details of the transaction will be released in an 8-K filing when the definitive agreement is executed.

Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. It supplies these materials through a relationship with a captive wholesale company that owns rights to various granite quarries in Brazil and Italy and has a twenty-year purchase agreement to supply these products. In addition, Cornerstone has a granite flooring and kitchen cabinet re-facing business that is expanding into the home center market. The company currently services over 104 Home Depot (NYSE: HD) locations throughout the southeastern United States, including its home state of Florida and has an agreement with Lowe's Companies (NYSE: LOW) to provide services to over 269 home centers in the southeast. The acquisition of Cornerstone is contingent on the execution of a definitive agreement, financing and other customary closing conditions, and is anticipated to close by March 31, 2005. As soon as the transaction is completed, Cornerstone President and CEO Anthony Leeber, Jr. will be nominated to serve on the Board of Directors of Home Solutions.

Commenting on the transaction, Home Solutions' Chairman and CEO Frank Fradella stated, "In keeping with our strategy to provide more services for the same homeowner, we are extremely pleased to announce our agreement with Cornerstone. The Leeber family has been in this industry for three generations and Cornerstone Building and Remodeling has become a brand name in the southeast. Their anticipated growth with major market leaders such as Home Depot and Lowe's provides entry into new markets for Home Solutions. Cornerstone already has an existing business relationship with Home Solutions' wholly owned subsidiary Southern Exposure, and the companies have developed an excellent working relationship. Cornerstone will dramatically improve our service offering in the area of kitchen cabinet and countertop manufacturing and installation while adding significant synergies with our existing operations. In addition, the remodeling component of Cornerstone, especially in light of the hurricane-damaged areas of Florida, will more proportionately balance our revenue portfolio.  We are proud to add Cornerstone and its management team to the Company and look forward to having Anthony Leeber, Jr. join the Board of Directors."

"Home Solutions' ability to raise capital and provide a larger geographical foot print is very important to accelerate the growth of our business strategy," stated Mr. Leeber. "We sought a partner which could support our plans for dramatic revenue and earnings growth during the next five years. We anticipate this combination will help us reach our annual 50% growth plan over the next 5 years.  Furthermore, in addition to expanding our Home Depot and Lowe's relationships, we look forward to the opportunity to expand our services to Home Solutions' existing customer base."

In other news, the Company announced today it has decided to withdraw its application with the California Department of Insurance to acquire RAM Home Warranty. "We have determined that the time and resources required to continue to pursue regulatory approval are not in the best interest of our shareholders and will be better utilized pursuing other near-term growth opportunities," said Frank Fradella, Chairman and CEO of Home Solutions.

Home Solutions is a niche provider of specialty residential services including Restoration Services and Specialty Interior Services.  The Company has operations in the California, Texas, and Florida markets and is rapidly growing its core business organically as well as through strategic acquisitions. For more information on Home Solutions, please see our website at http://www.homcorp.com/.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, ``forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including ``anticipate,'' ``believe,'' ``intends,'' ``estimates,'' ``expect,'' and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.